Exhibit 99.10

WRITTEN CONSENT IN LIEU OF A MEETING

OF THE

MANAGING MEMBER

OF

SPG GP, LLC

(a Delaware limited liability company)

April 16, 2020

THE UNDERSIGNED, on this 16th day of April 2020, being the managing member (the “Member”) of SPG GP, LLC, a Delaware limited liability company (the “Company”) pursuant to Section 18-302(d) of the Limited Liability Company Act of the State of Delaware and the applicable provisions of the limited liability company agreement of the Company, does hereby consent in writing to the adoption of the following resolutions in lieu of a meeting and authorize the taking of all actions contemplated hereby:

WHEREAS, the Member has the authority, pursuant to Section 2.06(a) and 4.01 of the Fourth Amended and Restated Limited Liability Company Agreement of the Company, to exercise the Company’s rights and performing the Company’s obligations;

WHEREAS, the Company is the general partner of Snow Phipps Group AIV, L.P. (“Snow AIV”) and has the authority pursuant to Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Snow AIV, to manage and control Snow AIV, including the right to enter into and perform, or cause to be done, all such acts or deeds relating to the investment transactions including any applicable public filings and disclosures required in connection with such investment transactions on behalf of Snow AIV;

WHEREAS, the Company is the general partner of Snow Phipps Group (B), L.P. (“SPG Group”) and has the authority pursuant to Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of SPG Group, to manage and control Snow (B), including the right to enter into and perform, or cause to be done, all such acts or deeds relating to investment transactions including any applicable public filings and disclosures required in connection with such investment transactions on behalf of SPG Group;

WHEREAS, the Company is the general partner of Snow Phipps Group AIV (Offshore), L.P. (“Snow AIV (Offshore)”) and has the authority pursuant to Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Snow AIV (Offshore), to manage and control Snow AIV (Offshore), including the right to enter into and perform, or cause to be done, all such acts or deeds relating to investment transactions including any applicable public filings and disclosures required in connection with such investment transactions on behalf of Snow AIV (Offshore);

WHEREAS, the Company is the general partner of Snow Phipps Group (RPV), L.P. (“Snow (RPV)”) and has the authority pursuant to Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Snow (RPV), to manage and control Snow (RPV), including the right to enter into and perform, or cause to be done, all such acts or deeds, relating to investment transactions including any applicable public filings and disclosures required in connection with such investment transactions on behalf of Snow (RPV);

WHEREAS, the Company is the general partner of SPG Co-Investment, L.P. (“Snow Co-Investment”) and has the authority pursuant to Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Snow Co-Investment, to manage and control Snow Co-Investment, including the right to enter into and perform, or cause to be done, all such acts or deeds relating to investments transactions including any applicable public filings and disclosures required in connection with such investment transactions on behalf of Snow Co-Investment;

NOW, THEREFORE, BE IT

RESOLVED, that the Member has determined that, in connection with Snow AIV’s and Snow (RPV)’s investment of additional capital in Velocity Commercial Capital, LLC and Velocity Financial, LLC in exchange for preferred stock and warrants (the “Transaction”), it is in the best interest of (i) Snow AIV, (ii) SPG Group, (iii) Snow AIV (Offshore), (iv) Snow (RPV) and (v) Snow Co-Investment to submit and file the requisite forms, schedules or ancillary documents with the U.S. Securities and Exchange Commission in connection with the Transaction (the “Filings”); and further

RESOLVED, that the forms, terms and provisions of the agreements, schedules and ancillary documents relating to the Transaction or any Filings, in substantially the form presented to the Member, be, and the same hereby are, authorized, approved and adopted; and further

RESOLVED, that Alan Mantel and John Pless are authorized, empowered and directed, in the name and on behalf of the Company as authorized signatory, to execute and deliver all the agreements, certificates, directions, promissory notes, representations, issuances, filings or other instruments or documents of every kind or character deemed by Alan Mantel or John Pless necessary, advisable or appropriate to implement the foregoing resolutions or in furtherance thereof; and to do and perform or cause to be done and performed any and all other acts or things Alan Mantel or John Pless shall deem reasonably necessary, advisable or appropriate to comply with or effect the purposes and intent of these resolutions; and further

RESOLVED, that the execution by Alan Mantel or John Pless of any agreement, instrument or document authorized by these resolutions or any agreement, instrument or document executed in accomplishment of any action or actions so authorized, is (or shall become upon delivery) the enforceable and binding act and obligation of the Company; and further

RESOLVED, that any and all actions by Alan Mantel or John Pless to effect the purposes of or in furtherance of these resolutions taken prior to the date hereof is hereby ratified, approved, confirmed and adopted in all respects.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first stated above.

MANAGING MEMBER: IKS, LLC

By:	/s/ Ian K. Snow
Name: Ian K. Snow
Title: Manager

[SIGNATURE PAGE TO WRITTEN CONSENT OF THE MANAGING MEMBER OF SPG GP, LLC (SIGNING AUTHORITY – SCHEDULE 13D)]